FOR IMMEDIATE RELEASE

Contacts: Stacey Sullivan, Media Relations Chris Bremer, Investor Relations

(800) 775-7290 (972) 980-9917

BRINKER INTERNATIONAL ANNOUNCES DIVIDEND INCREASE, STOCK REPURCHASE AUTHORIZATION

DALLAS (Aug. 22, 2013) -The Board of Directors for Brinker International, Inc. (NYSE: EAT) declared a quarterly dividend of $0.24 per share on the common stock, representing a 20 percent increase in the company's quarterly dividend. The increased dividend will be payable on Sept. 26, 2013 to shareholders of record as of Sept. 6, 2013.

Brinker's Board of Directors also authorized an additional $200 million in share repurchases, bringing the total outstanding share repurchase authorization to approximately $480 million as of today's date.

Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, Brinker currently owns, operates, or franchises 1,591 restaurants under the names Chili's® Grill & Bar (1,547 restaurants) and Maggiano's Little Italy® (44 restaurants).

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